Exhibit 10.1

CONFIDENTIAL SETTLEMENT, MUTUAL RELEASE, AND SHARE TRANSFER AGREEMENT

This Confidential Settlement, Mutual Release, and Share Transfer Agreement (“Settlement Agreement”) is between Bitech Technologies Corporation, a Delaware corporation (“Bitech Tech”) and Bitech Mining Corporation, a Wyoming corporation (“Bitech Mining”, together with Bitech Tech, “Bitech”) on the one hand; with Calvin Cao (“C. Cao”) and SuperGreen Energy Corporation, a Nevada corporation (“SuperGreen”) on the other hand. This Settlement Agreement is effective as of February [ 20], 2023 (the “Effective Date”). The foregoing individuals and entities are collectively referred to in this Settlement Agreement as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, on January 15, 2021, Bitech Mining entered into a Patent & Technology Exclusive and Non-Exclusive License Agreement with SuperGreen which was amended on January 15, 2021 and on March 26, 2022 (collectively, the “License Agreement”).

WHEREAS, on December 28, 2022, Bitech terminated the License Agreement and C. Cao’s consulting services arrangement with Bitech in all capacities;

WHEREAS, on February 2, 2023, Bitech filed a complaint in the United States District Court for the Central District of California against Michael Cao, Calvin Cao, SuperGreen Energy Corporation, B & B Investment Holding, LLC, and Linh Dao (Case No. 8:23-cv-00209) (the “Complaint”);

WHEREAS, as of the time of signing this Agreement, SuperGreen owns and holds 51,507,749 shares of the common stock, par value $0.001 per share of Bitech Tech (the “Shares”);

WHEREAS, after discussion, the Parties now wish to resolve this matter as described in the Settlement Agreement;

WHEREAS, the Parties agree that SuperGreen shall cancel the Shares as stated in this Settlement Agreement;

WHEREAS, the Parties agree that C. Cao and SuperGreen shall refrain from disparaging Bitech and return all company property;

WHEREAS, the Parties agree that entering this Settlement Agreement releases all claims between the Parties that are unrelated to the enforcement of this Settlement Agreement;

NOW THEREFORE, the Parties intending to be legally bound, and in consideration of the covenants and agreements herein set forth, and other good and valuable consideration as herein set forth, mutually agree as follows:

AGREEMENT

1.	Consideration. In consideration for the Parties’ execution of this Settlement Agreement and in exchange for the promises set forth herein, the Parties agree to the following (hereinafter referred to as the “Consideration”):

a.	Termination of License Agreement. SuperGreen and Bitech Mining hereby agree that the License Agreement is terminated in all respects as of the Effective Date and that SuperGreen has not assigned any of its rights or obligations under the License Agreement to any person or entity.

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b.	SuperGreen’s Cancellation of the Shares. SuperGreen hereby agrees that Bitech Tech is authorized to cancel the Shares. Concurrently with the execution of this Settlement Agreement, C. Cao and SuperGreen shall sign and deliver to Bitech the Stock Power and Stock Cancellation Request in the forms attached hereto as composite Exhibit A and Exhibit B respectively.

SuperGreen represents that it is the sole record and beneficial owner of the Shares, has good and marketable title to the Shares, free and clear of all Encumbrances (hereafter defined), other than applicable restrictions under applicable securities laws, and has full legal right and power to sell, transfer and deliver the Shares to Bitech Tech in accordance with this Settlement Agreement. “Encumbrances” means any liens, pledges, hypothecations, charges, adverse claims, options, preferential arrangements or restrictions of any kind, including, without limitation, any restriction of the use, voting, transfer, receipt of income or other exercise of any attributes of ownership. Upon the execution and delivery of this Settlement Agreement, Bitech Tech will receive good and marketable title to the Shares, free and clear of all Encumbrances, other than restrictions imposed pursuant to any applicable securities laws and regulations. There are no stockholders’ agreements, voting trust, proxies, options, rights of first refusal or any other agreements or understandings with respect to the Shares.

c.	Mutual Non-Disparagement. C. Cao and SuperGreen shall not make any disparaging remarks, or any remarks pertaining to Bitech, or Bitech’s directors, representatives, officers, employees, subsidiaries, or affiliates. C. Cao and SuperGreen acknowledge that Bitech is a publicly traded company and is especially vulnerable to negative public perception. C. Cao and SuperGreen shall not participate in any action that may cause harm to Bitech’s reputation, goodwill, or public perception. C. Cao and SuperGreen shall treat Bitech’s trade secrets as confidential and shall not compete with Bitech using information learned by virtue of their close prior relationship with Bitech.

Bitech shall not make any disparaging remarks pertaining to C. Cao and SuperGreen or SuperGreen’s directors, representatives, officers, employees, subsidiaries, or affiliates. This non-disparagement shall not apply to Michael Cao. Bitech’s remarks in Court and Bitech’s remarks in disclosures required by law or regulation shall not be deemed disparaging. To the extent that Bitech must remark on C. Cao or SuperGreen to any regulatory agency under the law, including but not limited to the Securities Exchange Commission, Bitech may do so without being in breach of the Settlement Agreement. Bitech shall not participate in any business action intended to cause harm to SuperGreen’s reputation or goodwill. Bitech shall treat C. Cao and SuperGreen’s trade secrets as confidential and shall not compete with SuperGreen using information learned by virtue of their close prior relationship with SuperGreen. Nothing in this Settlement Agreement shall be construed to limit Bitech from litigating its Complaint against parties other than C. Cao or SuperGreen. Nothing in this Settlement Agreement shall be interpreted to limit Bitech from making remarks, disparaging or otherwise, pertaining to C. Cao or SuperGreen made in the course of litigating the Complaint or any other legal action.

d.	Return of Company Property. Within seven (7) days from the Effective Date and all attached exhibits thereto, C. Cao and SuperGreen shall return all Bitech company property in their possession including but not limited to: Ethereum Mining Ridge and Enphase Battery System. For identification purposes, Bitech bought these two items for Bitech to use at C. Cao’s request.

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e.	Dismissal with Prejudice of the Underlying Case. Within seven (7) days from the Effective Date and all attached exhibits thereto, Bitech shall file a Notice of Dismissal with prejudice of the Complaint as to Calvin Cao and SuperGreen, only. To avoid any confusion, Bitech shall continue prosecuting its claims in the Complaint against the remaining parties identified in the Complaint. Notwithstanding the dismissal with prejudice, the Court will retain jurisdiction to enforce the terms of this Settlement Agreement.

2.	Responsibility for Tax Obligations. C. Cao and SuperGreen understand and agree that they are solely responsible for their own tax obligations, including all reporting and payment obligations, that may arise as a consequence of this Settlement Agreement and cancellation of the Shares. C. Cao and SuperGreen agree to indemnify and hold harmless Bitech and any person or entity affiliated with Bitech from any tax liability or penalties that may arise from the cancellation of the Shares. C. Cao and SuperGreen further acknowledge that neither Bitech nor any of its representatives or attorneys, has made any promise, representation or warranty, express or implied, regarding the tax consequences of this Settlement Agreement. C. Cao and SuperGreen further acknowledge that Bitech has no obligation to indemnify or defend them in any tax proceedings or from any tax consequences that could result from the cancellation of the Shares in accordance with this Settlement Agreement.

3.	Cooperation. The Parties agree to extend all necessary cooperation as may be required to give effect to this Settlement Agreement and agree to execute all such documents, acts, and things as they may be required under applicable law and as may be necessary, in each case within the time periods as may be reasonably requested by the Party making such request. In addition, C. Cao agrees to testify for, appear on behalf of, or otherwise assist in any way Bitech in pursuing its claims as set forth in the Complaint against any of the remaining defendants identified in the Complaint or in any other action or proceeding related to the claims set forth in the Complaint.

4.	Mutual Release. Each of the Parties and its officers, directors, employees, managers, members, subsidiaries of its parent, and any of their predecessors, successors or assigns, hereby releases each of the other Parties and its officers, directors, employees, managers, members, parents, subsidiaries of its parent, and any of their predecessors, successors or assigns from any and all claims, causes of action, charges, damages, fees or costs that were asserted or could have been asserted in the Complaint, arising from the facts and circumstances set forth in the Complaint and/or arising from the License Agreement. In the avoidance of doubt, Bitech does not release any named defendant in the Complaint other than Calvin Cao and SuperGreen.

Additionally, Calvin Cao releases all claims arising from his employment with Bitech or Bitech’s predecessors including, but not limited to, claims for breach of any implied or express contract or covenant; claims for promissory estoppel; claims of entitlement to any pay, including commissions; claims of wrongful denial of insurance and employee benefits; claims for wrongful termination, retaliatory discharge or public policy violations of whatever kind or nature, defamation, invasion of privacy, fraud, misrepresentation, emotional distress or other common law or tort matters; claims of harassment, retaliation or discrimination based on age, race, color, religion, sex, sexual orientation, national origin, ancestry, physical or mental disability, medical condition, marital status; claims under the California Labor Code, Government, Business and Professions, and Health and Safety Codes; claims based upon the California Constitution; claims based on any federal, state or other governmental statute, regulation or ordinance, including, without limitation, the California Confidentiality of Medical Information Act, the California Fair Employment & Housing Act, the California Unfair Business Practice Act, California Wage Orders, the California Labor Code, the California Family Rights Act, Title VII of the Civil Rights Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Labor Management Relations Act, and the Family Medical Leave Act, all as amended. This release is not intended to operate as, nor shall be construed as, a release or waiver of any rights and/or claims that cannot be released or waived as a matter of law.

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Notwithstanding the foregoing and in the avoidance of doubt, the Parties do not release any claims or obligations arising from this Settlement Agreement. To avoid any confusion, Bitech shall continue prosecuting its claims in the Complaint against the remaining parties named in the Complaint.

5.	Waiver of California Civil Code Section 1542. The Parties acknowledge that they are familiar with the provisions of Section 1542 of the California Civil Code, which states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Being aware of said Code section, the Parties expressly waive and relinquish any rights or benefits they may have under Section 1542, to the extent applicable, as well as under any other statutes or common law principles, whether in the United States or elsewhere, of similar effect. Notwithstanding the foregoing and in the avoidance of doubt, the Parties do not release any claims or obligations arising from this Settlement Agreement.

Confidentiality. The Parties agree that they will not disclose any of the terms and provisions of this Settlement Agreement to any third party, and that they will take all reasonable measures to protect and preserve the confidentiality of this Settlement Agreement unless such disclosure is required by law or for litigation and the disclosure is made subject to an appropriate protective order to maintain the confidentiality of such documents and their contents. Nothing in this Section shall be construed to prevent the Parties from making necessary disclosures in compliance with securities regulations. To the extent that Bitech must report any given terms of the Settlement Agreement to any regulatory agency under the law, including but not limited to the Securities Exchange Commission, Bitech may do so without being in breach of the Settlement Agreement. Bitech Tech is subject to informational filing requirements of the U.S. Securities Exchange Act of 1934, as amended, and its rules and regulations. This means that Bitech Tech files reports and other information with the U.S. Securities and Exchange Commission (the “SEC Reports”). The SEC maintains a Web site that contains the reports and other information that Bitech Tech files electronically with the SEC and the address of that website is http://www.sec.gov. Nothing in this Section shall be construed to prevent the Parties from disclosing solely that: “a settlement was entered into.”

6.	Compromise and Settlement. The Parties acknowledge that this Settlement Agreement is a result of a compromise and settlement of certain disputed claims, and shall not be considered an admission of liability, fault, or responsibility on the part of either Party, provided, however, the factual allegations set forth in the Complaint are true and correct in all material respects.

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Entire Agreement. This Settlement Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and there are no inducements, representations, warranties, or understanding that do not appear within the terms and provisions of this Settlement Agreement.

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8.	Amendments and Waivers. This Settlement Agreement may not be modified or amended except by an instruction in writing, signed by all Parties. No failure to exercise, and no delay in exercising any right, remedy, or power under this Settlement Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Settlement Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy or power provided herein or by law or in equity.

9.	Attorneys’ Fees. In the event of a breach of this Settlement Agreement, the prevailing party seeking to enforce their rights under this Settlement Agreement shall be entitled to all its actual attorneys’ fees and costs incurred in connection with enforcing this Settlement Agreement.

10.	Headings. The headings used in this Settlement Agreement have been inserted for convenience of reference only and do not define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Settlement Agreement nor in any way affect this Settlement Agreement.

11.	Severability. If for any reason any provision of this Settlement Agreement is determined to be invalid or unenforceable, the remaining provisions of this Settlement Agreement nevertheless shall be construed, performed and enforced as if the invalidated or unenforceable provisions had not been included in the text of the Settlement Agreement.

12.	Construction. The language of this Settlement Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the Parties. Each Party has cooperated in the drafting and negotiation of this Settlement Agreement. Any construction of this Settlement Agreement, any ambiguity or inconsistency contained herein shall not be construed against any Party.

13.	Governing Law/Forum. This Settlement Agreement shall be governed by and construed under the laws of the State of California. Any action or proceeding relating to this Settlement Agreement, whether framed in contract, tort or otherwise, shall be brought exclusively in the United States District Court, Central District of California (the “Court”), which shall be the exclusive forum for resolving any disputes related to or arising out of this Settlement Agreement, its formation, execution, or enforcement. The Parties irrevocably submit to the jurisdiction of the Court in connection with any claims related to the Settlement Agreement.

14.	Assignment. Neither this Settlement Agreement nor any of the rights, interests, or obligations thereunder shall be assigned by any of the Parties, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party, and any attempt to make such assignment without such consent shall be null and void. This Settlement Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

15.	Admissibility of Agreement. The Parties agree that this Agreement is admissible for the purposes of proving up and or enforcing the terms of the Parties’ Agreement, as set forth herein, pursuant to California Evidence Code Section 1123 and California Civil Code Section 664.6.

16.	Counterparts. This Settlement Agreement may be executed in counterparts, each of which shall be deemed an original. This Settlement Agreement shall be effective when counterparts have been signed by all Parties and received by all Parties. True and correct facsimile and/or emailed copies of signed counterparts may be used in place of the originals for any purpose.

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17.	Advice of Counsel. With respect to this Settlement Agreement, Kimura London & White LLP has served as counsel solely and exclusively to Bitech and has not served as counsel to any of the other Parties hereto. Each Party to this Agreement represents and warrants to each other party that such Party has read and fully understands the terms and provisions hereof, has had an opportunity to review this Settlement Agreement with legal counsel, and has executed this Settlement Agreement based upon such Party’s own judgment and advice of independent legal counsel. The Parties acknowledge that they have each been advised by their own independently selected counsel in connection with this Settlement Agreement, and they enter into this Settlement Agreement solely on the basis of that advise and on the basis of their own independent investigation of all the facts, laws, and circumstances material to this Settlement Agreement.

18.	Notice. Any notification, payment or other communications required under this Settlement Agreement shall be sent to the Parties as follows:

lf to Bitech:	Benjamin Tran, CEO Bitech Technologies Corp. 895 Dove Street, Suite 300 Newport Beach, CA 92660 ben@bitech.tech

With copies to:	Darrell P. White Kimura London & White LLP 3 Park Plaza, Suite 1520 lrvine, CA 92614 dwhite@klw-law.com

lf to C. Cao and/or SuperGreen:	Calvin Cao, CEO SuperGreen Energy Corporation 600 Anton Blvd Suite 1100 Costa Mesa, CA 92626 calvin@supergreentech.com

19.	Authorization. Each Party signing this Settlement Agreement represents that he or she has the full authority and is duly authorized and empowered to execute this Settlement Agreement on behalf of the Party for which he or she signs.

20.	No Representations. The Parties acknowledge that, except as expressly set forth herein, no representation of any kind or character has been made to induce the execution of this Agreement.

21.	Agreement is Voluntary. The Parties understand and agree that C. Cao and SuperGreen:

(a)	Have had a sufficient and reasonable amount of time within which to consider the settlement terms memorialized in this Agreement before agreeing to them.

(b)	Have carefully read and fully understands all of the provisions of this Settlement Agreement.

(c)	Are, through this Settlement Agreement, releasing any and all claims they may have against Bitech or any releasee.

(d)	Knowingly and voluntarily agree to all of the terms set forth in this Settlement Agreement.

(f)	Knowingly and voluntarily intend to be legally bound by the same.

(g)	Have been advised by their own independently selected counsel in connection with this Settlement Agreement.

(h)	Enter into this Settlement Agreement after conducting their own independent investigation of all the facts, laws, and circumstances material to this Settlement Agreement.

(k)	Each of C. Cao and SuperGreen has carefully considered the information included in the SEC Reports. C. Cao has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks relating to this Settlement Agreement, including the cancellation of the Shares, and including the matters contemplated by Bitech Tech as disclosed in its SEC Reports. Each of C. Cao and SuperGreen have had a reasonable opportunity to ask questions of and receive answers from Bitech Tech concerning the cancellation of the Shares as provided for in this Settlement Agreement.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Parties hereto have caused this Settlement Agreement to be duly executed and become effective as of the Effective Date.

BITECH TECHNOLOGIES CORP.

By:	/s/ Benjamin Tran
Its:	CEO
Name:	Benjamin Tran

BITECH MINING CORPORATION

By:	/s/ Benjamin Tran
Its:	CEO
Name:	Benjamin Tran

CALVIN CAO

/s/ Calvin Cao

SUPERGREEN ENERGY CORPORATION

By:	/s/ Calvin Cao
Its:	President and CEO
Name:	Calvin Cao

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COMPOSITE EXHIBIT A

STOCK POWER

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STOCK POWER

FOR VALUE RECEIVED, SUPERGREEN ENERGY CORP., a Nevada corporation hereby sells, assigns and transfers unto BITECH TECHNOLOGIES CORP., a Delaware corporation (“Bitech Tech”) 51,507,749 shares of the common stock, par value $0.001 per share (the “Shares”) of Bitech Tech (the “Company”), standing in its name on the books of the Company represented in book entry form by Certificate No. BE-24, Certificate ID 722-401, and does hereby irrevocably constitute and appoint Signature Stock Transfer, Inc. and its duly authorized representatives attorney to cancel the Shares on the books of the Company maintained for that purpose, with full power of substitution in the premises.

Dated: February [ 20], 2023

SuperGreen Energy Corp.

By	/s/ Calvin Cao
Name:	Calvin Cao
Title:	President

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COMPOSITE EXHIBIT B

STOCK CANCELLATTON REQUEST

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February 20, 2023

Bitech Technologies Corp.

Attn.: Benjamin Tran, CEO

Re: Bitech Technologies Corp. - STOCK CANCELLATION

REQUEST Dear Mr. Tran:

Please accept this letter as authority to cancel 51,507,749 shares of the common stock, par value $0.001 per share (the “Shares”) of Bitech Technologies Corp., a Delaware corporation (the “Company”), standing in the name of SuperGreen Energy Corporation, a Nevada corporation (“SuperGreen”) on the books of the Company represented in book entry form by Certificate No. BE-24, Certificate ID 722-401. In furtherance of this request, attached is a duly signed Stock Power.

If you have any questions, please do not hesitate to contact me.

Sincerely yours,

SuperGreen Energy Corporation

By:	/s/ Clavin Cao
Calvin Cao, President

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